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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Central Parking Corporation

      We consent to the incorporation by reference in the registration statements (Nos. 33-98118, 33-98120, 33-98122, 333-37909 and 333-74837) on Form
S-8 and the registration statements (Nos. 333-52497 and 333-54914) on Form S-3 of Central Parking Corporation of our report dated December 29, 2005 with respect to the consolidated balance sheets of Central Parking Corporation and Subsidiaries as of September 30, 2005 and 2004, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended September 30, 2005, and all related financial statement schedules, and management's assessment of the effectiveness of internal control over financial reporting as of September 30, 2005 and the effectiveness of internal controls over financial reporting as of September 30, 2005, which reports appear in the September 30, 2005 annual report on Form 10-K of Central Parking Corporation.

      Our report dated December 29, 2005, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of September 30, 2005, expresses our opinion that Central Parking Corporation did not maintain effective internal control over financial reporting as of September 30, 2005 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that describes material weaknesses related to inadequate company-level controls, segregation of duties, financial statement preparation and review procedures, reviews of account reconciliations, analyses and journal entries, controls over authorization of purchase and disbursement transactions, and controls over revenue recognition. .

/s/ KPMG LLP
Nashville, Tennessee
December 29, 2005